Exhibit 99.1
T-3 Energy Services, Inc. Announces Successful Sales Execution
of its Strategic Wellhead and Production Systems Initiative
HOUSTON, TEXAS, (PRIMEZONE WIRE) — October 1, 2007 — T-3 Energy Services, Inc. (“T-3 Energy” or “T-3”) (Nasdaq:TTES) announced today that it has recently received commitments for its new wellhead product line from three strategically targeted North American natural gas producing companies. In mid September, T-3 Energy received commitments for approximately $4.3 million between three orders; T3’s new stainless steel dual block wellhead system incorporating its new Diamond Series production gate valve technology, T-3’s new Under-balanced Drilling Deployment Valve Wellhead System, and a conventional wellhead system also incorporating T-3’s new Diamond Series production gate valves.
T-3 Energy’s Diamond Series production gate valves are available in a variety of sizes, and have been designed to meet a range of service conditions as demonstrated by their American Petroleum Institute (“API”) 6A PR-2 performance verification rating. T-3 Energy’s production gate valve offers low operational torque with a metal-to-metal bonnet-to-body seal and a unique metal-to-metal seat-to-body seal.
These new wellhead product commitments continue to demonstrate T-3 Energy’s successful execution of its business strategy to develop its presence in the oil and gas industry as a major original equipment manufacturer. The customer response regarding T-3 Energy’s responsive service capabilities, engineering support, competitive pricing, and timely delivery continue to foster new opportunities and should yield additional commitments from strategically targeted oil and gas producers for our wellhead production line.
Though managed as sales orders, procurement commitments for T-3’s wellhead product line are not included within T-3 Energy’s quoted backlog amounts.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer, states, “This continues to be an exciting time for T-3. Our supportive customer base has provided a clear vision of the market’s needs and how T-3 Energy can best provide them responsive value. T-3’s base of proprietary wellhead products continues to grow and enhances T-3’s position as a name-brand original equipment manufacturer. We are excited about our engineering effort to provide the market with cost-competitive, high performance products such as our Diamond Series production gate valves and Under-balanced Drilling Deployment Valve Wellhead System. These efforts provide the oil and gas production industry a much needed alternative and provide further support of T-3’s commitment to value-enhanced engineered products designed for our targeted customers.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. Its customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. For further information, see http://www.t3energy.com

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

CONTACT:	T-3 Energy Services, Inc.
Michael T. Mino, Vice President and Chief
Financial Officer
713-996-4110
mmino@t3es.com